Exhibit n.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2014, with respect to the financial statements of Katonah X CLO Ltd. contained in the Registration Statement and Prospectus of KCAP Financial, Inc. We hereby consent to the inclusion of said report in the Registration Statement and Prospectus of KCAP Financial, Inc.

/s/ GRANT THORNTON LLP

New York, New York

May 21, 2014